Exhibit 99.1

American National Bankshares Inc. Announces New
Executive Vice President of Holding Company

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, 12/20/19 - American National Bankshares Inc. (NASDAQ: AMNB) announced today the appointment of Edward C. Martin as Executive Vice President of American National Bankshares Inc. Mr. Martin is currently Executive Vice President and Chief Credit Officer of the Bank, a position he has held since April 2017 and in which he will continue.

“Eddie has demonstrated exceptional strategic leadership for American National and managing our growing credit portfolio” said Jeffrey V. Haley, President and CEO. “He’s been instrumental in working with our lending team while maintaining the Bank’s superb asset quality. Eddie has proven to be a valuable member of the Bank’s executive team and I am privileged to have him in an executive role with the holding company.” A graduate of the University of Virginia and the McIntire School of Commerce, Mr. Martin has over 25 years of experience in community banking, including commercial lending and credit.

About American National
American National is a multi-state bank holding company with total assets of approximately $2.5 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices.  American National Bank also manages an additional $855 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank’s website at www.amnb.com.